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                      March 12, 2021

       Alan I. Edrick
       Chief Financial Officer
       OSI Systems, Inc.
       12525 Chadron Avenue
       Hawthorne, CA 90250

                                                        Re: OSI Systems, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2020
                                                            Filed August 21,
2020
                                                            File No. 000-23125

       Dear Mr. Edrick:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing